EXHIBIT 10.3

CHANGE IN CONTROL AGREEMENT

THIS CHANGE IN CONTROL AGREEMENT (the “Agreement”) is made by CHOICEONE FINANCIAL SERVICES, INC., a Michigan corporation (the “Corporation”), and ADOM J. GREENLAND (“Executive”). The parties agree as follows.

WHEREAS, Executive is employed as an at-will employee and desires to continue such employment with the Corporation and Bank;

WHEREAS, the Board of Directors of the Corporation believes that it is in the best interests of the Corporation, its shareholders and ChoiceOne Bank (“Bank”) to secure Executive’s continued services and ensure Executive’s continued dedication and objectivity upon the occurrence of, or negotiation or other action that could lead to, a Change in Control (as defined below) of the Corporation, without concern as to whether Executive might be hindered or distracted by personal uncertainties and risks created by any such possible Change in Control, and to encourage Executive’s full attention and dedication to the Corporation and the Bank; and

WHEREAS, the Board of Directors has authorized the Corporation to enter into this Agreement.

NOW, THEREFORE, the parties agree as follows.

1. Effective Date. This Agreement will take effect as of May 7, 2026 (“Effective Date”).

2. Change in Control Severance. The Corporation will make the payments provided for in this Section if Executive has a Termination of Employment within two (2) years after the date of a Change in Control and such Termination of Employment is not for Cause and is due to either the Corporation or Bank terminating Executive’s employment or Executive’s resignation for Good Reason.

(a) Cash Payment. The Corporation will make a cash payment (the “Cash Payment”) to Executive in an amount equal to (i) two times the Executive’s then-current Salary (disregarding any reduction in Salary that constitutes Good Reason); plus (ii) twelve times the monthly cost of health care continuation under the Corporation’s health plan, based on the coverage in place for Executive at the time of the Change in Control, regardless of whether Executive elects COBRA. The Cash Payment shall be paid to Executive in a single lump sum in the first payroll occurring on or after the sixtieth (60th) business day after the date Executive’s Employment terminates. If Executive dies after becoming entitled to the Cash Payment but before it has been paid in full, the Cash Payment will be made to Executive’s designated beneficiary (or Executive’s estate if Executive fails to designate a beneficiary).

(b) Reductions. Executive will receive the Cash Payment notwithstanding any other earnings that Executive may have and without offset of any kind except required payroll deductions and tax withholding. The Change in Control severance due to Executive under this Section will be reduced (but not below zero) by: (i) any severance pay payable to Executive under any other agreement or Corporation policy; (ii) any payment due to Executive under the Federal Worker Adjustment and Retraining Notification Act or any comparable state statute or local ordinance; and (iii) up to $5,000.00 of expenses owed by Executive to the Corporation from debt incurred in the ordinary course of the service relationship

(c) Parachute Cap. The Corporation will act in good faith to mitigate the impact of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) on any Parachute Payment to Executive in connection with a Change in Control. If, after the parties have cooperated in good faith to mitigate the impact of Code Section 280G, and notwithstanding anything in this Agreement to the contrary, any amount payable to Executive, whether pursuant to this Agreement or otherwise, that is a

“Parachute Payment” as defined in Code Section 280G(b)(2), will be reduced to the extent necessary so that the amounts payable to Executive under this Agreement that are treated as Parachute Payments as well as any payments or benefits provided outside of this Agreement that are so treated will not cause the Corporation, Bank or any affiliate to have paid an “Excess Parachute Payment” as defined in Code Section 280G(b)(1). If it is established that an “Excess Parachute Payment” has occurred or will occur under this Agreement or otherwise, any remaining Parachute Payments to be made will be reduced to ensure that the total payments to Executive do not exceed 2.99 times Executive’s “base amount” as defined in Code Section 280G(b)(3). For the avoidance of doubt, in no circumstance shall the Corporation or Bank be required to provide Executive a “gross up” or similar payment to mitigate the impact of Code Section 280G.

(d) Conditions. To be eligible for the Change in Control severance under this Section, Executive must meet the following conditions:

(i) Executive must comply with Executive’s obligations under this Agreement that continue after Termination of Employment;

(ii) Executive must promptly sign and continue to honor a release, in form acceptable to the Corporation, of any and all claims arising out of or relating to Executive’s Employment or its termination and that Executive might otherwise have against the Corporation, the Corporation’s Affiliates, or any of their officers, directors, employees and agents, provided that the release will not waive Executive’s right to claims or rights related to (A) payments due under this Agreement; (B) unpaid salary through the Termination of Employment date; (C) unpaid expense reimbursements for authorized business expenses incurred before the Termination of Employment date; (D) any equity or incentive plan benefits; (E) vested benefit plan rights (for example to convert life insurance); (F) any rights under the terms of any tax-qualified retirement plan covering Executive; and (G) rights of indemnification under the Corporation’s Articles of Incorporation or Bylaws or any indemnification agreement entered into between Executive and the Corporation or any Affiliate (in addition, the release does not affect Executive’s right to cooperate in an investigation by the Equal Employment Opportunity Commission);

(iii) Executive must resign upon written request by Corporation from all positions with or representing the Corporation or any Affiliate, including but not limited to, membership on boards of directors; and

(iv) Executive must provide the Corporation for a period of six (6) months after the Employment termination date with consulting services regarding matters within the scope of Executive’s former duties upon request by the Corporation’s Chief Executive Officer; provided, however, that Executive will only be required to provide those services by telephone or virtually at Executive’s reasonable convenience and without substantial interference with Executive’s other activities or commitments and the amount of consulting services will be limited to ensure the Termination of Employment of Executive qualifies as a separation from service under Code Section 409A.

3. Definitions.

(a) Cause. “Cause” is defined as Executive’s: (i) breach of any material term of this Agreement including, but not limited to, the terms in Sections 4, 5 and 6; (ii) continued failure to perform Executive’s duties; (iii) gross negligence causing or placing the Corporation at risk of significant damage or harm; (iv) misappropriation of or intentional damage to Corporation property; (v) material fraud or dishonesty; (vi) conviction of or pleading guilty or no contest to a felony; or (vii) intentional act or omission that Executive knows or should know is significantly detrimental to the interests of the Corporation. If the Corporation becomes aware after Termination of Employment other than for Cause that Executive engaged before the termination of Employment in conduct constituting Cause, the Corporation may recharacterize Executive’s termination as having been for Cause.

(b) Change in Control. As used in this Agreement, the term “Change in Control” means any of the occurrences listed in (i) below, subject to (ii) below.

(i) A Change in Control means the occurrence of a change in the ownership of effective control of the Corporation or a change in the ownership of a substantial portion of the assets of the Corporation as provided by Treasury Regulation § 1.409A-3(i)(5), which includes the occurrence of any of the following events:

(A) The acquisition, by a person or persons acting as a group, of stock of the Corporation that together with stock held by such person or group constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Corporation.

(B) The majority of members of the Board of Directors of the Corporation are replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of the Board of Directors prior to the date of appointment or election.

(C) The acquisition, by a person or persons acting as a group, of the Corporation’s assets that have a total gross fair market value equal to or exceeding fifty percent (50%) of the total gross fair market value of the Corporation’s assets in a single transaction or within a twelve (12) month period ending with the most recent acquisition. For the purpose of this Section, gross fair market value means the value of the assets of the Corporation, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

(ii) Notwithstanding the foregoing, no trust department or designated fiduciary or other trustee of such trust department of the Corporation or a subsidiary of the Corporation, or other similar fiduciary capacity of the Corporation with direct voting control of the stock shall be treated as a person or group within the meaning of subsection (a)(i) hereof. Further, no profit-sharing, employee stock ownership, employee stock purchase and savings, employee pension, or other employee benefit plan of the Corporation or any of its subsidiaries, and no trustee of any such plan in its capacity as such trustee, shall be treated as a person or group within the meaning of subsection (a)(i) hereof.

(c) Change in Control Active Proposal Period. As used in this Agreement, the term “Change in Control Active Proposal Period” shall mean any period:

(i) during which the Board of Directors of the Corporation has authorized solicitation by the Corporation of offers for a transaction which, if consummated, would constitute a Change in Control; or

(ii) during which the Corporation has received a proposal for a transaction which, if consummated, would constitute a Change in Control, and the Board of Directors has not determined to reject such proposal without any counter-offer or further discussions; or

(iii) during which any proxy solicitation or tender offer with regard to the securities of the Corporation is ongoing, if the intent of such proxy solicitation or tender offer is to cause the Corporation to solicit offers for or enter into a transaction that would constitute a Change in Control.

(d) Good Reason. “Good Reason” is defined as a material negative change to the employment relationship between Executive and the Corporation because: (i) Executive is demoted from any of Executive’s principal positions; (ii) the status, authority or responsibility of Executive’s principal positions is materially diminished; (iii) Executive’s Salary as then in effect is materially reduced without a corresponding reduction in the salaries of other executives of the Corporation and Bank, (iv) the Corporation requires Executive be based in a facility that is more than sixty (60) miles from the facility where Executive is located immediately prior to the relocation, except that a relocation to the Corporation’s headquarters will not be Good Reason if required due to Executive being named Chief Executive Officer or as part of an agreed upon transition plan for Executive to become Chief Executive Officer; or (v) any material breach by the Corporation or the Bank, or any successor, of its obligations to Executive under this Agreement.

(e) Termination of Employment. “Termination of Employment” is defined as the termination of Executive’s employment in a manner that constitutes a “separation from service” as that term is defined under Code Section 409A, including the default presumptions thereunder.

4. Confidentiality, Return of Property. Executive has obtained and may obtain confidential information concerning the business, operations, financial affairs, organizational and personnel matters, policies, procedures and other non-public matters of Corporation and its Affiliates, and those of third-parties that is not generally disclosed to persons not employed by Corporation or its subsidiaries. Such information (referred to herein as the “Confidential Information”) may have been or may be provided in written form or orally. Executive shall not disclose to any other person the Confidential Information at any time during or after Termination of Employment, except that during employment Executive may use and disclose Confidential Information as reasonably required by the employment. Upon Termination of Employment, Executive will deliver to the Corporation any and all property owned or leased by the Corporation or any Affiliate and any and all Confidential Information (in whatever form) including without limitation all customer lists and information, financial information, business notes, business plans, documents, keys, credit cards and other Corporation-provided equipment. Executive’s commitments in this Section will continue in effect after Termination of Employment and after termination of this Agreement. The parties agree that any breach of Executive’s covenants in this Section would cause the Corporation irreparable harm, and that injunctive relief would be appropriate.

5. Inventions, Discoveries and Improvements. Executive hereby agrees to assign and transfer to the Corporation, its successors and assigns, Executive’s entire right, title and interest in and to any and all inventions, discoveries, trade secrets and improvements thereto which he may discover to develop, either solely or jointly with others, during Executive’s employment hereunder and for a period of one (1) year after termination of such employment, which would relate in any way to the business of the Corporation, Bank or any affiliate, together with all rights to letters patent, copyrights or trademarks which may be granted with respect thereto. Immediately upon making or developing any invention, discovery, trade secret or improvement thereto, Executive shall notify the Corporation thereof and shall execute and deliver to the Corporation, without further compensation, such documents as may be necessary to assign and transfer to the Corporation Executive’s entire right, title and interest in and to such invention, discovery, trade secret or improvement thereto, and to prepare or prosecute applications for letters patent with respect to the same in the name of the Corporation. Executive’s obligations under this Section shall continue in effect, as to inventions, discoveries and improvements covered by this Section, notwithstanding any Termination of Employment or this Agreement. The parties agree that any breach of Executive’s covenants in this Section would cause the Corporation irreparable harm, and that injunctive relief would be appropriate.

6. Noncompetition and Nonsolicitation.

(a) In view of Executive’s importance to the success of the Corporation, Executive and Corporation agree that the Corporation would likely suffer significant harm from Executive’s competing with Corporation during the Employment and for some period of time thereafter. Accordingly, Executive agrees that Executive shall not engage in competitive activities either: (A) while employed by Corporation; or (B) upon Termination of Employment of the Executive, during the Restricted Period (as defined below). Executive shall be deemed to engage in competitive activities if he shall, without the prior written consent of the Corporation, (i) in any county in which the Corporation or any of its Affiliates has a branch office or loan production office and all contiguous counties (including the municipalities therein), render services directly or indirectly, as an employee, officer, director, consultant, advisor, partner or otherwise, for any organization or enterprise which competes directly or indirectly with the business of Corporation or any of its Affiliates in providing financial products or services (including, without limitation, banking, insurance, or securities products or services) to consumers and businesses, or (ii) directly or indirectly acquires any financial or beneficial interest in (except as provided in the next sentence) any organization which conducts or is otherwise engaged in a business or enterprise in any county in which the Corporation or any of its Affiliates has a branch office or loan production office and all contiguous counties (including all municipalities therein) which competes directly or indirectly with the business of Corporation or any of its Affiliates in providing financial products or services (including, without limitation, banking, insurance or securities products or services) to consumers and businesses. Notwithstanding the preceding sentence, Executive shall not be prohibited from owning less than 1 percent of any class of publicly traded securities of a competitor. For purposes of this Section the term “Restricted Period” shall equal twenty-four (24) months, commencing as of the date of the Termination of Employment of Executive.

(b) While employed by Corporation and during the Restricted Period, Executive agrees that Executive shall not, in any manner directly (i) solicit by mail, by telephone, by personal meeting, or by any other means, any customer or prospective customer of Corporation to whom Executive provided services, or for whom Executive transacted business, or whose identity become known to Executive in connection with Executive’s services to Corporation (including employment with or services to any predecessor or successor entities), to transact business with a person or an entity other than the Corporation or its Affiliates or reduce or refrain from doing any business with the Corporation or its Affiliates or (ii) interfere with or damage (or attempt to interfere with or damage) any relationship between Corporation or any of its Affiliates and any such customer or prospective customer, or any shareholder of the Corporation. The term “solicit” as used in this Section means any communication of any kind whatsoever, inviting, encouraging or requesting any person to take or refrain from taking any action with respect to the business of Corporation or any of its Affiliates.

(c) While employed by Corporation and during the Restricted Period, Executive agrees that Executive shall not, in any manner directly solicit any person who is an employee of Corporation or any of its Affiliates to apply for or accept employment or a business opportunity with any other person or entity.

(d) The parties agree that nothing herein shall be construed to limit or negate the common law of torts or trade secrets where it provides broader protection than that provided herein.

(e) Executive’s obligations under this Section shall survive termination of this Agreement.

(f) The parties agree that any breach of Executive’s covenants in this Section would cause the Corporation irreparable harm, and that injunctive relief would be appropriate.

7. Successors; Binding Agreement.

(a) Absent mutual agreement of the parties, this Agreement shall not be terminated by any merger or consolidation of the Corporation whereby the Corporation is or is not the surviving or resulting corporation or as a result of any transfer of all or substantially all of the assets of the Corporation. In the event of any such merger, consolidation, or transfer of assets, the provisions of this Agreement shall be binding upon the surviving or resulting corporation or the person or entity to which such assets are transferred.

(b) The Corporation agrees that concurrently with any merger, consolidation or transfer of assets constituting a Change in Control, it will cause any successor or transferee unconditionally to assume, by written instrument delivered to Executive (or Executive’s beneficiary or estate), all of the obligations of the Corporation hereunder. Failure of the Corporation to obtain such assumption prior to the effective date of any Change in Control shall be a material breach of the Corporation’s obligations to Executive under this Agreement.

(c) This Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

8. Notice. For purposes of this Agreement, all notices and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered or received by facsimile transmission or five (5) days after deposit in the United States mail, certified and return receipt requested, postage prepaid, addressed as follows:

If to the Corporation: ChoiceOne Financial Services, Inc.

Attn: CEO

109 E. Division

Sparta, MI 49345

If to Executive: Adom Greenland

[Address]

Either party may change its address for notices by notice to the other party.

9. Amendment and Termination. No provisions of this Agreement may be amended, modified, waived or discharged unless the waiver, modification, or discharge is authorized by the Corporation’s Board of Directors, or a committee of the Board of Directors, and is agreed to in a writing signed by Executive and by the Chief Executive Officer. No waiver by either party at any time of any breach or non-performance of this Agreement by the other party shall be deemed a waiver of any prior or subsequent breach or non-performance. This Agreement shall terminate upon the Termination of Employment of Executive if outside of a Change in Control Active Proposal Period (as defined under Section 3) or the two-year period following a Change in Control, Termination of Employment of Executive for Cause, death, or disability (determined under the Corporation’s long-term disability insurance policy as in effect from time to time and without regard to whether Executive is a participant in such long-term disability policy). The termination of this Agreement shall not affect the obligations of either party accrued before termination of this Agreement, including Executive’s obligations under Sections 4, 5 and 6.

10. Severability. The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, which will remain in full force and effect. If a court of competent jurisdiction ever determines that any provision of this Agreement (including, but not limited to, all or any part of the non-competition covenant in this Agreement) is unenforceable as written, the parties intend that the provision shall be deemed narrowed or revised in that jurisdiction (as to geographic scope, duration, or any other matter) to the extent necessary to allow enforcement of the provision. The revision shall thereafter govern in that jurisdiction, subject only to any allowable appeals of that court decision.

11. Entire Agreement. No agreements or representations, oral or otherwise, express or implied, with respect to Executive’s employment or any of the subjects covered by this Agreement have been made by either party that are not set forth expressly in this Agreement, and this Agreement supersedes any pre-existing other agreements on the subjects covered by this Agreement.

12. Governing Law. The validity, interpretation, and construction of this Agreement are governed by Michigan laws, without regard to choice of law rules. The parties agree that any judicial action involving a dispute arising under this Agreement will be filed, heard and decided in the courts of Kent County, Michigan. The parties agree that they will subject themselves to the personal jurisdiction and venue of either court, regardless of where Executive or the Corporation may be located at the time any action may be commenced. The parties agree that the locations specified above are mutually convenient forums and that each of the parties conducts business in Kent County.

13. Section 409A. Payments under this Agreement are intended to be exempt from Code Section 409A as short-term deferrals (as that term is understood under Treasury Regulation § 1.409A-1(b)(4)) and as an involuntary separation pay plan (as that term is understood under Treasury Regulation § 1.409A-1(b)(9)) or as providing for short-term deferrals. To the extent payments under this Agreement are not otherwise exempt from Code Section 409A, the Agreement shall be operated and interpreted consistently with those intentions and each payment that the Executive may receive under this Agreement shall be treated as a “separate payment” for purposes of Code Section 409A, to the extent applicable. Notwithstanding the foregoing or any other timing provision in this Agreement, if any payment under this Agreement is determined to be subject to 409A and Executive is a “specified employee” as that term is defined by Code Section 409A, then such payment may not be made before the date that is six (6) months after Executive’s separation from service (or, if earlier, Executive’s death). Payments that are not exempt and that Executive would otherwise have been entitled to during those six (6) months will be accumulated and paid on the first payroll date after six (6) months following Executive’s Termination of Employment (or, if earlier, the individual’s death).

14. Counterparts. This Agreement may be signed in original or by fax in counterparts, each of which shall be deemed an original, and together the counterparts shall constitute one complete document.

The parties made this Agreement effective as of the Effective Date in Section 1.

CHOICEONE FINANCIAL SERVICES, INC.

By _________________________

Kelly J. Potes, Chief Executive Officer

EXECUTIVE

__________________________________

Adom J. Greenland

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